LightPath Technologies Regains Compliance with NASDAQ Minimum Bid Price Rule

ORLANDO, Fla., June 13, 2013 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer and distributor of proprietary optical components and high-level assemblies, today announced it has received notification from The NASDAQ Listing Qualifications department of The NASDAQ Stock Market, LLC that the Company has regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market, as required by NASDAQ Listing Rule 5550(a)(2) (the "Listing Rule").

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As previously disclosed, on January 15, 2013, The NASDAQ Listing Qualifications department notified the Company that for the past 30 consecutive business days, the closing bid price per share of the Company's common stock was below the $1.00 minimum bid price requirement and, as a result, the Company was not in compliance with the Listing Rule. The Company was provided 180 calendar days, or until July 15, 2013, to regain compliance.

On June 13, 2013, the Company received notification from The NASDAQ Listing Qualifications department that it had regained compliance with the minimum bid price requirement under the Listing Rule after the Company's common stock attained a closing bid price of at least $1.00 per share for ten consecutive business days and that the matter is now closed. During the ten consecutive business day period, from May 30, 2013 to June 12, 2013, the closing bid price per share of our common stock ranged from $1.03 to $1.45.

About LightPath Technologies:
LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Jordan Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
631-367-1866

Dorothy Cipolla, CFO
LightPath Technologies, Inc.
407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com